RALPH E. DAVIS
ASSOCIATES, INC.
TEXAS ENGINEERING CERTIFICATE #F-1529

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

January 14, 2011

Radiant Oil & Gas, Inc.
9700 Richmond Avenue, Suite 124
Houston, Texas 77042

Attn: Board of Directors

To Whom It May Concern:

The Undersigned hereby consents to the use of the name Ralph E Davis Associates and the information from its report dated November 30, 2010 regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Radiant Oil & Gas for the year ended December 31, 2009 in this Current Report filed on Form 8-K/A.

Very truly yours,
RALPH E. DAVIS ASSOCIATES, INC.

Allen L. Kelley
Vice President